Exhibit 99.4
AZURE ETG SYSTEM
Financial Statements
December 31, 2014 and the period from November 15, 2013 to December 31, 2013
(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
Azure Midstream Holdings LLC:
We have audited the accompanying financial statements of the Azure ETG System, which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of operations, parent company net investment, and cash flows for the year ended December 31, 2014, and the period from November 15, 2013 to December 31, 2013, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standard generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Azure ETG System as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, in conformity with U.S. generally accepted accounting principles.
(signed) KPMG LLP
Dallas, Texas
October 5, 2015

Azure ETG System
Balance Sheets
As of December 31, 2014 and 2013
(In Thousands)

	December 31, 2014	December 31, 2013
Current Assets:
Cash and cash equivalents	$—	$—
Trade accounts receivable	1,738	4,218
Trade accounts receivable - affiliates	—	397
Other current assets	418	344
Total current assets	2,156	4,959

Property, plant and equipment, net	88,539	89,808
Other non-current assets	1,771	2,294
Total Assets	$92,466	$97,061

Current Liabilities:
Accounts payable and accrued liabilities	$563	$5,000
Current portion of long-term debt associated with the Azure Credit
Agreement	3,002	3,002
Total current liabilities	3,565	8,002

Long-term debt associated with the Azure Credit Agreement	54,040	57,042
Other long-term liabilities	5,351	1,068
Total liabilities	62,956	66,112

Parent company net investment	29,510	30,949
Total liabilities and parent company net investment	$92,466	$97,061
See accompanying notes to the financial statements.

Azure ETG System
Statement of Operations
For the year ended December 31, 2014 and for the period from November 15, 2013 to December 31, 2013
(In Thousands)

	Year ended December 31, 2014	Period From November 15, 2013 to December 31, 2013
Operating Revenues:
Natural gas and NGL sales	$4,630	$791
Natural gas and NGL sales - affiliates	4,000	806
Gathering services and other fees	8,953	1,457
Gathering services and other fees - affiliates	31	—
Total operating revenues	17,614	3,054

Operating expenses:
Cost of purchased gas and NGL's sold	7,400	1,578
Operating expense	6,854	1,125
General and administrative	1,368	46
Depreciation and amortization	2,607	301
Total expenses	18,229	3,050
Income (loss) from operations	(615)	4

Interest expense	4,501	551
Other expense	464	—
Net loss before income taxes	(5,580)	(547)
Income tax expense	50	9
Net loss	$(5,630)	$(556)

See accompanying notes to the financial statements.

Azure ETG System
Statement of Cash Flows
For the year ended December 31, 2014 and for the period from November 15, 2013 to December 31, 2013
(In Thousands)

	Year ended December 31, 2014	Period From November 15, 2013 to December 31, 2013
Operating activities:
Net loss	$(5,630)	$(556)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:

Depreciation and amortization	2,607	301
Amortization of deferred financing costs	523	60
Changes in operating assets and liabilities:
Accounts receivable, net	2,876	(1,551)
Other current assets	(73)	(15)
Accounts payable and other current liabilities	(2,780)	1,541
Other long-term liabilities	4,282	—
Net cash provided by (used in) operating activities	1,805	(220)

Investing activities:
Cash received in Acquisition	—	1,460
Capital expenditures	(2,994)	(435)
Net cash provided by (used in) investing activities	(2,994)	1,025

Financing activities:
Borrowings under Azure Credit Agreement	—	60,044
Repayments under Azure Credit Agreement	(3,002)	—
Payment of deferred financing costs	—	(2,354)
Parent company net investment	4,191	(58,495)
Net cash provided by (used in) financing activities	1,189	(805)

Increase (decrease) in cash and cash equivalents	—	—

Cash and cash equivalents - beginning of period	—	—

Cash and cash equivalents - end of period	$—	$—

See accompanying notes to the financial statements.

Azure ETG System
Statements of Parent Company Net Investment
For the year ended December 31, 2014 and for the period from November 15, 2013 to December 31, 2013
(In Thousands)

Initial investment from parent company	$32,310
Net loss for the period	(556)
Net distribution from parent for the period	(805)
Ending parent company net investment - December 31, 2013	30,949

Net loss for the period	(5,630)
Net contribution from the parent for the period	4,191
Ending parent company net investment - December 31, 2014	$29,510

See accompanying notes to the financial statements.

(1)	Organization and Nature of the Business
Azure ETG System
The Azure ETG System Carve‑out Financial Statements (the “ETG System Carve‑out Financial Statements”) present the historical carve‑out financial position, results of operations, change in parent company net investment and cash flows of Azure ETG, LLC and certain related assets and liabilities of Azure Midstream Holdings, LLC (“Azure Holdings”), (the “ETG System” or “Company”) as of December 31, 2014 and 2013, for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013. The ETG System Carve‑out Financial Statements have been derived from the accounting records of Azure Holdings, defined further below, on a carve‑out basis.
On November 15, 2013, TPF II East Texas Gathering, LLC (“ETG”), a business managed by Tenaska Capital Management, LLC (“Tenaska Capital Management”), was contributed to Azure Holdings in exchange for an interest in Azure Holdings valued at $90 million (the “ETG Contribution”). The acquisition of the ETG Contribution is referred to as the (“Acquisition”).
Subsequent to the Acquisition, ETG has been indirectly owned and operated by Azure Holdings through its wholly owned subsidiary, Azure Midstream Energy, LLC (“Azure”).
Nature of Business
The ETG System is comprised of midstream assets primarily located within San Augustine, Nacogdoches, Sabine, Panola and Shelby counties in East Texas and currently serves multiple formations, including the Haynesville, Bossier and the liquids-rich James Lime formation. These midstream assets currently serve the Deep Bossier formation, Cotton Valley formation, and the Haynesville shale. As of December 31, 2014, the ETG System consisted of approximately 255 miles of high-pressure pipeline. Approximately 98% of the natural gas transported on this system requires treating for carbon dioxide (“CO2”), which we treat for an additional fee. As of December 31, 2014, the system included five amine treating plants with combined capacity of 780 MMcf/d and access to four major interconnect access points that offer our customers superior deliverability. The system also includes our new Fairway processing plant with a processing capacity of 10 MMcf/d, which is designed to extract natural gas liquid (“NGL”) content from natural gas averaging 3.2 gallons per Mcf (“GPM”) from the James Lime formation for liquids processing.
Basis of Presentation
The operating results and the majority of the assets and liabilities of the ETG System have been specifically identified based on the existing divisional organization of Azure Holdings. Certain assets, liabilities and expenses presented in the balance sheets and statements of operations represent allocations and estimates of the costs of services incurred by Azure Holdings. These allocations and estimates were based on methodologies that management believes to be reasonable, and include items such as outstanding debt and related expenses associated with the Azure Credit Agreement (See Note 6) and general and administrative expenses incurred by Azure Holdings on behalf of the ETG System. See the accompanying notes for discussions of the specific allocation methodology applied to debt and related charges and others. Revenues have been identified by contracts that are specifically identifiable to the ETG System. Depreciation and amortization are based upon assets specifically identified to the ETG System. Salaries, benefits and other general and administrative costs have been allocated to the ETG System based on management’s use of a reasonable allocation methodology as such costs were historically not allocated to the ETG System.
Azure Holding’s direct investment in the ETG System is presented as parent company net investment in the ETG System Carve‑out Financial Statements and includes the accumulated net earnings and accumulated net contributions from Azure Holdings, including allocated long‑term debt, interest expense and general and administrative expenses.

The ETG System Carve‑out Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These principles are established by the Financial Accounting Standards Board. The preparation of the ETG System Carve‑out Financial Statements in accordance with GAAP requires that management make estimates and assumptions and use judgment regarding the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities for the periods presented herein. The ETG System Carve‑out Financial Statements reflect the application of purchase accounting related to the acquisition of the ETG System, effective as of November 15, 2013.

(2)	Summary of Significant Accounting Policies
Use of Estimates
The ETG System Carve‑out Financial Statements have been prepared in conformity with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, the reported amounts of revenue and expense, including fair value measurements, and disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.
Cash and Cash Equivalents
The ETG System utilizes Azure Holdings’ centralized processes and systems for cash management, payroll, purchasing and expenditures. As a result, cash generated by and cash received by the ETG System were deposited in and commingled with the general corporate funds of the respective period’s owner and is or was not specifically allocated to the ETG System. The net results of these cash transactions between the ETG System and the respective period’s owner are reflected in parent company net investment in the carved‑out balance sheets. Changes in long‑term debt associated with the Azure Credit Agreement is assumed as cash borrowings or repayments in the statements of cash flows.
Trade Accounts Receivable
Trade accounts receivables are specifically identified based on contracts assigned by Azure Holdings to the ETG System and primarily represent receivables for gathering, processing, compression, treating and other services provided to natural gas producers as well as natural gas and NGL sales receivable from third parties.
Allowance for Doubtful Accounts
In evaluating the collectability of accounts receivable, management performs ongoing credit evaluations of the ETG System’s customers and adjusts payment terms based upon payment history and each customer’s current creditworthiness, as determined by management’s review of such customer’s credit information, detailed analysis of the expected collectability of accounts receivable that are past due and the expected collectability of overall receivables. The ETG System did not have an allowance for doubtful accounts as of December 31, 2014 and 2013.
Concentration of Credit Risk
Financial instruments that potentially subject the ETG System to concentrations of credit risk are primarily trade accounts receivables. The ETG System performs ongoing credit evaluations of its customers’ financial condition. Declines in oil and gas prices have resulted in reductions in capital expenditure budgets of oil and gas exploration and development companies and could impact the financial condition of the ETG System’s customers.

Property, Plant and Equipment, Net
Property, plant and equipment is specifically identified based on authorization for expenditures for the ETG System and is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Sales or retirements of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in the statement of operations. The ETG System gas gathering asset capital expenditures for the periods presented have been reduced by amounts reimbursed by producers for well connection costs.
Depreciation of property, plant, and equipment is recorded on a straight‑line basis over the estimated useful lives of the assets. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning the useful lives of similar assets. In connection with the Acquisition, purchase accounting was applied to the ETG System assets acquired and liabilities assumed and an appropriate estimate for the useful lives of the assets acquired was determined.
Impairment of Long-Lived Assets
Relevant accounting guidance requires long lived assets to be reviewed whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In order to determine whether an impairment has occurred, we compare the net book value of the asset to the estimated undiscounted future net cash flows related to the asset. Our estimate of undiscounted cash flows is based on assumptions regarding the purchase and resale margins on natural gas, volume of gas available to the asset, markets available to the asset, operating expenses, and prices of NGLs. The amount of availability of natural gas to an asset is sometimes based on assumptions regarding a producer’s future drilling activity, which may be dependent in part on natural gas prices. Projections of gas volumes and future commodity prices are inherently subjective and contingent upon a number of variable factors. Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.
If an impairment has occurred, the amount of the impairment is determined based on the expected future net cash flows discounted using a rate management believes a market participant would assume is reflective of the risk associated with achieving the underlying cash flows.
Deferred Financing Costs
Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in other assets on the balance sheets. All deferred financing costs have been allocated from Azure and are associated with the Azure Credit Agreement.
Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities primarily represents open invoices as of period end that are specifically identified for the ETG System based on authorization for expenditures using the same information as for property, plant and equipment. Accrued liabilities are allocated to the ETG System based on historical analysis of invoices by authorization for expenditures in the period of services rendered.
Fair Value of Financial Instruments
Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. As of December 31, 2014 and 2013, financial instruments recorded at contractual amounts that approximate fair value include accounts receivable, accounts payable and accrued expenses. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments. The fair value of the debt funded through the Azure Credit Agreement allocated to the ETG System approximates its carrying amount as of December 31, 2014 and 2013 primarily due to the variable nature of the interest rate of the instrument. The fair value of the debt is considered a Level 2 fair value measurement.
Asset Retirement Obligations
Accounting standards related to asset retirement obligations require us to evaluate whether any future asset retirement obligations exist as of December 31, 2014 and 2013, and whether the expected retirement date of the related costs of retirement can be estimated. We have concluded that the ETG System natural gas gathering and processing assets, which include pipelines, compression facilities and treating facilities, have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. The ETG System Carve‑out Financial Statements did not provide any asset retirement obligations as of December 31, 2014 or 2013 because management of the ETG System did not have sufficient information to reasonably estimate such obligations, and had no intention of discontinuing use of any significant assets.
Gas Imbalances
Quantities of natural gas over delivered or under delivered related to imbalance agreements are recorded monthly as accounts receivable or accounts payable using an estimated price based on current market prices, an index to current market prices or the weighted average prices of natural gas at the plant or system pursuant to imbalance agreements for which settlement prices have yet to be finalized. Dependent on imbalance contract terms within certain volumetric limits, imbalances may be settled by deliveries of natural gas.
Revenue Recognition
Primary revenue producing activities are the sales of natural gas and NGLs purchased from third parties, for which the ETG System takes title. Natural gas revenues arise from transactions that are completed under contracts with limited commodity price exposure, and we elect the normal purchases and normal sales exemption on all such transactions for accounting purposes. The ETG System receives a market price per barrel on our revenue from natural gas condensate liquids. Natural gas and condensate revenues and the associated purchases and expenses are reported on a gross basis within our statement of operations. The cost of natural gas purchased from third parties is reported as a component of operating costs and expenses.
Secondarily, the ETG System earns gathering services and other fee revenues from the transportation, gathering, processing, and treating of natural gas. These gathering services and other fees are generally provided on a fixed fee basis per unit based on the volumes (Mcf) or heating content (MMbtu) of natural gas.
Revenue from all services and activities is recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured.
The ETG System has a natural gas gathering agreement with a customer that provides for a minimum revenue commitment (“MRC”). Under the MRC, the customer agrees to pay a minimum monetary amount over certain periods during the term of the MRC. The customer must make a deficiency payment to us at the end of the contract year if its actual revenues are less than its MRC for that year. The customer is entitled to utilize the deficiency payments to offset gathering fees in the following periods to the extent that such customer’s revenues in the following periods exceed its MRC for that period. This contract provision ranges for the entire duration of the gas gathering agreement, which is ten years. We record customer billings for obligations under the

MRC (solely with respect to this natural gas gathering agreement) as deferred revenue when the customer has the right to utilize deficiency payments to offset gathering fees in subsequent periods. We recognize deferred revenue under this arrangement as revenue once all contingencies or potential performance obligations associated with the related revenues have either (i) been satisfied through the gathering of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the natural gas gathering agreement. We classify deferred revenue as noncurrent where the expiration of the customer’s right to utilize deficiency payments is greater than one year. As of December 31, 2014 and 2013, deferred revenue under the MRC agreement was $5.4 million and $1.1 million, respectively, and is included within other long term liabilities. No deferred revenue amounts under these arrangements were recognized as revenue during the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013.
Income Taxes
No provision for federal or state income taxes is included in the ETG System Carve‑out Financial Statements as such income is taxable directly to the partners owning the ETG System. Each partner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each partner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.
The ETG System is subject to the Texas gross margin tax. The taxes owed in respect of the ETG System is reflected in the ETG System’s parent’s consolidated Texas franchise tax return. The current tax liability is assessed based on the gross revenue apportioned to Texas. Differences in amounts included in the determination of taxable gross margin for book and tax purposes result in deferred tax assets and liabilities. There were no deferred tax amounts incurred or recorded as of December 31, 2014 or 2013.
Uncertain Tax Positions
The tax positions taken or expected to be taken in the course of preparing the financial statements are evaluated to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. Management believes that there are no uncertain tax positions for the ETG System Carve‑out Financial Statements.
Environmental Liabilities
The operations of ETG System are subject to various federal, state, and local laws and regulations relating to the protection of the environment. Although the Company believes that it is in compliance with applicable environmental regulations, the risk of costs and liabilities are inherent in pipeline ownership and operation, and there can be no assurances that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.
The ETG System’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Commitments and Contingencies
The carve‑out financial results of the ETG System may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. There are no material commitments and contingencies as of December 31, 2014 and 2013 associated with the ETG System.
Parent Company Net Investment
Azure Holdings net investment in the operations of the ETG System is presented as parent company net investment in the ETG System Carve‑out Financial Statements. Parent company net investment represents the accumulated net earnings of the operations and the accumulated net contributions from Azure Holdings. Net contributions from Azure Holdings as of December 31, 2014 and 2013 were primarily comprised of intercompany operations and maintenance expense, cash clearing and other financing activities, and debt and general and administrative costs allocations to the ETG System.
Recent Accounting Pronouncements
Accounting standard‑setting organizations frequently issue new or revised accounting rules and pronouncements. We regularly review new accounting rules and pronouncements to determine their impact, if any, on our financial statements.
In May 2014, the Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) jointly issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under GAAP and International Financial Reporting Standards (“IFRS”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In July 2015, the FASB voted to approve a one-year deferral of the effective date for the new revenue standard, making the requirements of the standard effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. The adoption could have a significant impact on the ETG System financial statements, however management of the ETG System is currently unable to quantify the impact.
There are currently no other recent pronouncements that have been issued that the Company believes will materially affect its financial statements.

(3)	Acquisitions
ETG System
On November 15, 2013, Tenaska Capital Management contributed the ETG System to Azure Holdings for a total purchase price of $90 million, plus customary working capital adjustments. Tenaska Capital Management was issued a $90 million equity interest in Azure Holdings in exchange for the ETG System. The fair value of the equity interest issued was determined based upon the cash amount paid for the remaining interest in Azure Holdings.
The ETG System is engaged in natural gas gathering, processing, compression, treating, transportation and related services in North Louisiana and East Texas. The ETG System assets and operations have been carved‑out from the assets and operations of Azure Holdings.

For purposes of the ETG System Carve‑out Financial Statements, we have allocated the total purchase price to the ETG System assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The fair values of the assets and liabilities are based on assumptions related to expected future cash flows, discount rates and asset lives using currently available information. We utilized a mix of the cost, income and market approaches to determine the estimated fair values of such assets and liabilities. The fair value measurements and models have been classified as nonrecurring Level 3 measurements. There was no goodwill allocated to the ETG System because it was determined that the purchase price allocated to the ETG System was equal to the fair value of the ETG System net assets acquired.
The following table summarizes the amount of consideration paid for in the acquisition and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date that have been allocated to the ETG System for purposes of the ETG System Carve‑out Financial Statements.

Purchase price allocation (in thousands):
Cash paid by Tenaska Capital	$(1,460)
Equity issued to Tenaska Capital	90,000
Total purchase price	$88,540

Assets acquired:
Current assets	$3,392
Property, plant and equipment	90,000
Liabilities assumed:
Current liabilities	(3,784)
Other long-term liabilities	(1,068)
Total purchase price	$88,540
Azure Holdings recognized $6.1 million of transaction costs during the period from November 15, 2013 to December 31, 2013 as a result of the Acquisition. These transaction costs have not been allocated to the ETG System Carve-out Financial Statements.

(4)	Accounts Receivable and Concentration of Credit Risk
The ETG System’s primary markets are in the North Louisiana and East Texas natural gas supply basins, and it delivers natural gas to major intrastate and interstate pipelines in these regions. The ETG System has a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and condensate. These concentrations may affect overall credit risk in that these customers may be affected similarly by changes in the economic, regulatory, environmental or other factors. The ETG System analyzes its customers’ historical financial and operational information before extending credit.
The ETG System had four customers that individually represented greater than 10% of total operating revenues during the year ended December 31, 2014. Company A, Company B, Company C, and Company D each represented 25%, 24%, 23%, and 11% of total operating revenues, respectively. Further, the ETG System had four customers that individually represented greater than 10% of total operating revenues during the period from November 15, 2013 to December 31, 2013. Company A, Company B, Company C and Company D each represented 27%, 22%, 27% and 10%, respectively.
As of December 31, 2014, Company A, Company B and Company D represented 25%, 32% and 15%, respectively, of the ETG System accounts receivable. Further, as of December 31, 2013, Company A, Company B, and Company C represented 15%, 22% and 10%, respectively, of the ETG System accounts receivable.

(5)	Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following as of each respective period:

		Azure ETG System
	Estimated useful life (yrs)	December 31, 2014	December 31, 2013
Pipelines	45	$72,729	$76,790
Gas processing and compression facilities	20	18,085	13,192
Other depreciable assets	5-15	—	18
Total property, plant and equipment		90,814	90,000
Accumulated depreciation		(2,908)	(301)
Total		87,906	89,699
Construction in progress		15	109
Land and other		618	—
Property, plant and equipment, net		$88,539	$89,808
Depreciation is provided using the straight‑line method based on the estimated useful life of each asset. Depreciation expense recognized by the ETG System for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013 was $2.6 million and $0.3 million, respectively.
Long-Lived Asset Impairments
The ETG System had no impairments during the period ended December 31, 2014 or the period from November 15, 2013 to December 31, 2013.

(6)	Long-Term Debt
Azure Credit Agreement
On November 15, 2013, Azure closed on a $550.0 million Senior Secured Term Loan B (“TLB”) maturing November 15, 2018, and a $50.0 million Senior Secured Revolving Credit Facility (“Revolver” and collectively with the TLB, the “Azure Credit Agreement”) with a maturity of November 15, 2017. Borrowings under the Azure Credit Agreement are unconditionally guaranteed, jointly and severally, by all of the Azure Holdings’ subsidiaries, including the ETG System, and are collateralized by first priority liens on substantially all of existing and subsequently acquired assets and equity.
Under the TLB, borrowings bear interest at Azure’s option of either the (i) monthly Eurodollar Rate, which is the British Bankers Association London Inter Bank Offered Rate and cannot be less than 1% per year or (ii) the Alternative Base Rate (“ABR”), which is the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate; plus 0.50% or (c) the 30‑day Eurodollar Rate; plus 1.0%; plus the applicable Eurodollar margin or the ABR margin which is 5.5% and 4.5%, respectively. Azure elected the Eurodollar Rate and Eurodollar margin for the TLB for the year ending December 31, 2014 and the period from November 15, 2013 to December 31, 2013. For the Revolver, borrowings bear interest under the same terms as the TLB and the applicable Eurodollar margin and ABR margin vary quarterly based on Azure Holdings’ consolidated leverage ratio. The weighted average interest rate for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013 was 6.50%. Total outstanding borrowings associated with the Azure Credit Agreement were $522.5 million and $550.0 million as of December 31, 2014 and December 31, 2013, respectively, of which $27.5 million is due within one year. As of December 31, 2014 and 2013, all outstanding borrowings were associated with the TLB and there were no outstanding borrowings under the Revolver during either period.
In September 2014, Azure Holdings and Azure entered into the first amendment to the Azure Credit Agreement (the “First Amendment”). Among other things, the First Amendment reduced borrowing capacity under the Revolver from $50.0 million to $40.0 million and provided for more favorable financial condition covenants. A loss on the extinguishment of debt in the amount of $0.3 million was recognized by Azure Holdings as a result of the First Amendment, and a portion, $0.1 million, of the loss on the extinguishment of debt has been allocated to the ETG System and is included within interest expense.
ETG System Long-Term Debt and Related Expenses Allocation
The Azure Credit Agreement served as the sole borrowing agreement applicable for the ETG System during the periods presented. In addition, substantially all of Azure Holdings’ subsidiaries, including the ETG System, served as guarantors and pledger's with respect to the Azure Credit Agreement.
The ETG System’s long‑term debt and related expense balances represent an allocation of its proportionate share of the Azure Holdings’ consolidated long‑term debt as of and for all periods presented. Substantially all of the ETG System capital expenditures, including $550 million used to fund a portion of the Acquisition, were financed by the Azure Credit Agreement during these respective periods. As a result, the long‑term debt and related expense balances presented within the ETG System Carve‑out Financial Statements represent the ETG System’s proportionate share using the proportional book value of the ETG System assets as a percentage of total assets financed by the Azure Credit Agreement. The long-term debt allocated to the ETG System as of December 31, 2014 and 2013 was $57.0 million and $60.0 million, respectively.
In connection with entering into the Azure Credit Agreement, Azure incurred financing costs. These deferred financing costs were being amortized to interest expense over the term of the loan. Applying the same allocation methodology as the long‑term debt balances, the ETG System’s deferred finance costs at December 31, 2014 and 2013 were $1.8 million and $2.3 million, respectively. Amortization expense associated with these deferred finance costs was $0.5 million and $0.1 million for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013.
The estimated remaining principal payments associated with the Azure Credit Agreement that will be allocated to the ETG System are $3.0 million for the fiscal years 2015, 2016 and 2017, and the remaining principal balance due upon maturity in 2018.
The ETG System’s interest expense has also been calculated in a similar allocation methodology as long‑term debt.

(7)	Lease Obligations
The ETG System leases treating equipment and these leases are accounted for as operating leases. Total rent expense for operating leases, including those with terms of less than one year, was $2.4 million and $0.4 million for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, respectively.

The following table is a schedule of future minimum lease payments for leases that had initial or non-cancelable lease terms in excess of one year as of December 31, 2014.

Amount
Year	(in thousands)
2015	$2,531
2016	1,174
2017	139
2018	139
2019	139
Thereafter	220
Total rent payments	$4,342

(8)	Commitments and Contingencies
Legal Matters
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, or from other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs related to any such contingencies are expensed as incurred. Accruals for estimated losses are adjusted as further information develops or as circumstances change. At December 31, 2014 and December 31, 2013, the ETG System did not have an accrual related to contractual disputes.
During the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, Azure Holdings and its subsidiaries have been a party to litigation arising from events occurring during the normal course of business. While we are unable to estimate the range of exposure, we believe that there is no significant exposure to the ETG System arising out of these matters. As of December 31, 2014 and 2013, the ETG System had no active litigation matters that management believes will have a material adverse impact on its results of operations, financial condition or cash flows.
Regulatory Compliance
In the ordinary course of business, the ETG System is subject to various laws and regulations. In the opinion of management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.
Commitments
The ETG System and certain related parties were co‑guarantors of the Azure Credit Agreement as of December 31, 2014 and 2013. The amounts outstanding under the Azure Credit Agreement were $522.5 million and $550.0 million as of December 31, 2014 and 2013, respectively.

(9)	Related Party Transactions
EXCO and BG are considered related parties of the ETG System for financial reporting purposes as a result of their combined 7% ownership interest in Azure Holdings. The ETG System also provides services to an affiliate of Tenaska Capital Management, which is also considered a related party. For the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, the ETG System recorded revenues from these affiliates in the amount of $4.0 million and $0.8 million, respectively. As of December 31, 2013, accounts receivable from these affiliates were $0.4 million, with no outstanding balance as of December 31, 2014.

Allocated Expenses
Substantially all of the ETG System’s senior management is employed by Azure Holdings, and certain functions critical to the ETG System’s operations are centralized and managed by Azure Holdings. Additionally, the ETG System resides in office space provided by Azure Holdings. As a result, 10.0% of the total consolidated Azure Holdings’ general and administrative expenses have been allocated to the ETG System for the periods presented. The ETG System allocated general and administrative expenses from Azure were $1.4 million and $0.1 million for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, respectively. The ETG System allocated operating expense labor from Azure were $1.3 million and $0.1 million for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, respectively.
This allocation represents management’s best estimate of the general and administrative expenses and operating expense labor incurred on behalf of the ETG System and was determined after consideration of multiple operating metrics, including dedicated operating personnel, pipeline mileage and system throughput as a percentage of each total consolidated Azure’s operating metric. Management of the ETG System and Azure believe these allocations reasonably reflect the utilization of services provided and benefits received. The allocated costs are included within general and administrative expense and operating expense of the statements of operations.
See notes 2 and 6 for a discussion of long‑term debt and interest allocated from Azure.

(10)	Supplemental Footnote Information
Supplemental Cash Flow Information

	Year ended December 31, 2014	Period From November 15, 2013 to December 31, 2013
Supplemental schedule of non-cash investing and financing activities:
Non-cash capital expenditures included in accounts payable and
accrued liabilities	$—	$1,655
Members' equity issued for property and equipment in the Acquisition	$—	$90,000

(11)	Subsequent Events
On August 6, 2015, the Azure Midstream Partners (the “Partnership”) announced it has acquired 100% of the equity interests of the entity that owns the ETG System for total cash consideration of $83.0 million, subject to customary purchase price adjustments. This acquisition financed with an $80.0 million draw from the Partnership’s credit agreement and the issuance of 255,319 common units representing limited partner interests in the Partnership to the general partner of the Partnership on behalf of Azure. The assets of the ETG System include certain natural gas gathering pipelines located in Nacogdoches and Shelby Counties in Texas. This acquisition was effective as of July 1, 2015 and the Partnership's financial results will retrospectively include the financial results attributable to the acquired gas gathering pipelines for all periods beginning July 1, 2015.

AZURE ETG SYSTEM
Financial Statements
June 30, 2015 and 2014

Azure ETG System
Balance Sheets
As of June 30, 2015 and December 31, 2014
(In Thousands)

	June 30, 2015	December 31, 2014
Current Assets:
Cash and cash equivalents	$—	$—
Trade accounts receivable	1,492	1,738
Other current assets	617	418
Total current assets	2,109	2,156

Property, plant and equipment, net	87,594	88,539
Other non-current assets	1,823	1,771
Deferred tax asset	211	—
Total assets	$91,737	$92,466

Current Liabilities:
Accounts payable and accrued liabilities	$1,877	$563
Current portion of long-term debt associated with the Azure Credit
Agreement	3,603	3,002
Total current liabilities	5,480	3,565

Long-term debt associated with the Azure Credit Agreement	48,660	54,040
Other long-term liabilities	11,625	5,351
Total liabilities	65,765	62,956

Parent company net investment	25,972	29,510
Total liabilities and parent company net investment	$91,737	$92,466
See accompanying notes to the financial statements.

Azure ETG System
Statement of Operations
For the six month periods ended June 30, 2015 and 2014
(In Thousands)

	June 30, 2015	June 30, 2014
Operating Revenues:
Natural gas and NGL sales	$1,917	$2,703
Natural gas and NGL sales - affiliates	56	2,425
Gathering services and other fees	3,779	4,498
Gathering services and other fees - affiliates	8	15
Total operating revenues	5,760	9,641

Operating expenses:
Cost of purchased gas and NGLs sold	1,792	4,156
Operating expense	3,808	3,465
General and administrative	861	704
Depreciation and amortization	1,297	1,289
Total expenses	7,758	9,614
Income (loss) from operations	(1,998)	27

Interest expense	2,349	2,222
Other expense	1,680	188
Net loss before income taxes	(6,027)	(2,383)
Income tax expense	(211)	25
Net loss	$(5,816)	$(2,408)

See accompanying notes to the financial statements.

Azure ETG System
Statement of Cash Flows
For the six month periods ended June 30, 2015 and 2014
(In Thousands)

	June 30, 2015	June 30, 2014
Operating activities:
Net loss	$(5,816)	$(2,408)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	1,297	1,289
Amortization of deferred financing costs	263	218
Deferred tax benefit	(211)	—
Changes in operating assets and liabilities:
Accounts receivable, net	246	1,970
Other current assets	(199)	(429)
Accounts payable and other current liabilities	1,229	(772)
Other long-term liabilities	6,275	4,282
Net cash provided by operating activities	3,084	4,150

Investing activities:
Capital expenditures	(268)	(2,936)
Net cash used in investing activities	(268)	(2,936)

Financing activities:
Repayments under Azure Credit Agreement	(3,741)	(1,501)
Parent company net investment	925	287
Net cash provided by (used in) financing activities	(2,816)	(1,214)

Increase (decrease) in cash and cash equivalents	—	—

Cash and cash equivalents - beginning of period	—	—

Cash and cash equivalents - end of period	$—	$—

See accompanying notes to the financial statements.

Azure ETG System
Statement of Parent Company Net Investment
For the six month period ended June 30, 2015
(In Thousands)

Beginning parent company net investment - December 31, 2014	$29,510
Net loss for the period	(5,816)
Net contribution from parent for the period	2,278
Ending parent company net investment - June 30, 2015	$25,972

See accompanying notes to the financial statements.

(1)	Organization and Nature of the Business
Azure ETG System
The Azure ETG System Carve‑out Financial Statements (the “ETG System Carve‑out Financial Statements”) present the historical carve‑out financial position, results of operations, change in parent company net investment and cash flows of Azure ETG, LLC and certain related assets and liabilities of Azure Midstream Holdings, LLC (“Azure Holdings”), collectively the (“ETG System” or “Company”) as of June 30, 2015 and December 31, 2014, and for the six month periods ended June 30, 2015 and 2014. The ETG System Carve‑out Financial Statements have been derived from the accounting records of Azure Holdings, defined further below, on a carve‑out basis.
On November 15, 2013, TPF II East Texas Gathering, LLC (“ETG”), a business managed by Tenaska Capital Management, LLC (“Tenaska Capital Management”), was contributed to Azure Holdings in exchange for an interest in Azure Holdings valued at $90 million (the “ETG Contribution”). The acquisition of the ETG Contribution is referred to as the (“Acquisition”).
Subsequent to the Acquisition, ETG is indirectly owned and operated by Azure Holdings through its wholly owned subsidiary, Azure Midstream Energy, LLC (“Azure”).
Nature of Business
The ETG System is comprised of midstream assets primarily located within San Augustine, Nacogdoches, Sabine, Panola and Shelby counties in East Texas and currently serves multiple formations, including the Haynesville, Bossier and the liquids-rich James Lime formation. These midstream assets currently serve the Deep Bossier formation, Cotton Valley formation, and the Haynesville shale. As of June 30, 2015, the ETG System consisted of approximately 255 miles of high-pressure pipeline. Approximately 98% of the natural gas transported on this system requires treating for carbon dioxide (“CO2”), which we treat for an additional fee. As of June 30, 2015, the system included two amine treating plants with combined capacity of 500 MMcf/d and access to four major interconnect access points that offer our customers superior deliverability. The system also includes our new Fairway processing plant with a processing capacity of 10 MMcf/d, which is designed to extract natural gas liquid (“NGL”) content from natural gas averaging 3.2 gallons per Mcf (“GPM”) from the James Lime formation for liquids processing.
Basis of Presentation
The operating results and the majority of the assets and liabilities of the ETG System have been specifically identified based on the existing divisional organization of Azure Holdings. Certain assets, liabilities and expenses presented in the balance sheets and statements of operations represent allocations and estimates of the costs of services incurred by Azure Holdings. These allocations and estimates were based on methodologies that management believes to be reasonable, and include items such as outstanding debt and related expenses associated with the Azure Credit Agreement (See Note 5) and general and administrative expenses incurred by Azure Holdings on behalf of the ETG System. See the accompanying notes for discussions of the specific allocation methodology applied to debt and related charges and others. Revenues have been identified by contracts that are specifically identifiable to the ETG System. Depreciation and amortization are based upon assets specifically identified to the ETG System. Salaries, benefits and other general and administrative costs have been allocated to the ETG System based on management’s use of a reasonable allocation methodology as such costs were historically not allocated to the ETG System.
Azure Holding’s direct investment in the ETG System is presented as parent company net investment in the ETG System Carve‑out Financial Statements and includes the accumulated net earnings and accumulated net contributions from Azure Holdings, including allocated long‑term debt, interest expense and general and administrative expenses.
The ETG System Carve‑out Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These principles are established by the Financial Accounting Standards Board. The preparation of the ETG System Carve‑out Financial Statements in accordance with GAAP requires that management make estimates and assumptions and use judgment regarding the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities for the periods presented herein. The ETG System Carve‑out Financial Statements reflect the application of purchase accounting related to the acquisition of the ETG System, effective as of November 15, 2013.

(2)	Summary of Significant Accounting Policies
Use of Estimates
The ETG System Carve‑out Financial Statements have been prepared in conformity with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, the reported amounts of revenue and expense, including fair value measurements, and disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.
Cash and Cash Equivalents
The ETG System utilizes Azure Holdings’ centralized processes and systems for cash management, payroll, purchasing and expenditures. As a result, cash generated by and cash received by the ETG System were deposited in and commingled with the general corporate funds of the respective period’s owner and is or was not specifically allocated to the ETG System. The net results of these cash transactions between the ETG System and the respective period’s owner are reflected in parent company net investment in the carved‑out balance sheets. Changes in long‑term debt associated with the Azure Credit Agreement is assumed as cash borrowings or repayments in the statements of cash flows.
Trade Accounts Receivable
Trade accounts receivables are specifically identified based on contracts assigned by Azure Holdings to the ETG System and primarily represent receivables for gathering, processing, compression, treating and other services provided to natural gas producers as well as natural gas and NGL sales receivable from third parties.
Allowance for Doubtful Accounts
In evaluating the collectability of accounts receivable, management performs ongoing credit evaluations of the ETG System’s customers and adjusts payment terms based upon payment history and each customer’s current creditworthiness, as determined by management’s review of such customer’s credit information, detailed analysis of the expected collectability of accounts receivable that are past due and the expected collectability of overall receivables. The ETG System did not have an allowance for doubtful accounts as of June 30, 2015 and December 31, 2014.
Concentration of Credit Risk
Financial instruments that potentially subject the ETG System to concentrations of credit risk are primarily trade accounts receivables. The ETG System performs ongoing credit evaluations of its customers’ financial condition. Declines in oil and gas prices have resulted in reductions in capital expenditure budgets of oil and gas exploration and development companies and could impact the financial condition of the ETG System’s customers.

Property, Plant and Equipment, Net
Property, plant and equipment is specifically identified based on authorization for expenditures for the ETG System and is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Sales or retirements of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in the statement of operations. The ETG System gas gathering asset capital expenditures for the periods presented have been reduced by amounts reimbursed by producers for well connection costs.
Depreciation of property, plant, and equipment is recorded on a straight‑line basis over the estimated useful lives of the assets. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning the useful lives of similar assets. In connection with the Acquisition, purchase accounting was applied to the ETG System assets acquired and liabilities assumed and an appropriate estimate for the useful lives of the assets acquired was determined.
Impairment of Long‑Lived Assets
Relevant accounting guidance requires long-lived assets to be reviewed whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In order to determine whether an impairment has occurred, we compare the net book value of the asset to the estimated undiscounted future net cash flows related to the asset. Our estimate of undiscounted cash flows is based on assumptions regarding the purchase and resale margins on natural gas, volume of gas available to the asset, markets available to the asset, operating expenses, and prices of NGL. The amount of availability of natural gas to an asset is sometimes based on assumptions regarding a producer’s future drilling activity, which may be dependent in part on natural gas prices. Projections of gas volumes and future commodity prices are inherently subjective and contingent upon a number of variable factors. Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.
If an impairment has occurred, the amount of the impairment is determined based on the expected future net cash flows discounted using a rate management believes a market participant would assume is reflective of the risk associated with achieving the underlying cash flows.
Deferred Financing Costs
Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in other non-current assets on the balance sheets. All deferred financing costs have been allocated from Azure and are associated with the Azure Credit Agreement.
Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities primarily represents open invoices as of period end that are specifically identified for the ETG System based on authorization for expenditures using the same information as for property, plant and equipment. Accrued liabilities are allocated to the ETG System based on historical analysis of invoices by authorization for expenditures in the period of services rendered.
Fair Value of Financial Instruments
Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. As of June 30, 2015 and December 31, 2014, financial instruments recorded at contractual amounts that approximate fair value include accounts receivable, accounts payable and accrued expenses. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments. The fair value of the debt funded through the Azure Credit Agreement allocated to the ETG System approximates its carrying amount as of June 30, 2015 and December 31, 2014 primarily due to the variable nature of the interest rate of the instrument. The fair value of the debt is considered a Level 2 fair value measurement.
Asset Retirement Obligations
Accounting standards related to asset retirement obligations require us to evaluate whether any future asset retirement obligations exist as of June 30, 2015 and December 31, 2014, and whether the expected retirement date of the related costs of retirement can be estimated. We have concluded that the ETG System natural gas gathering and processing assets, which include pipelines, compression facilities and treating facilities, have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. The ETG System Carve‑out Financial Statements did not provide any asset retirement obligations as of June 30, 2015 or December 31, 2014 because management of the ETG System did not have sufficient information to reasonably estimate such obligations, and had no intention of discontinuing use of any significant assets.
Gas Imbalances
Quantities of natural gas over delivered or under delivered related to imbalance agreements are recorded monthly as accounts receivable or accounts payable using an estimated price based on current market prices, an index to current market prices or the weighted average prices of natural gas at the plant or system pursuant to imbalance agreements for which settlement prices have yet to be finalized. Dependent on imbalance contract terms within certain volumetric limits, imbalances may be settled by deliveries of natural gas.
Revenue Recognition
Primary revenue producing activities are the sales of natural gas and NGLs purchased from third parties, for which the ETG System takes title. Natural gas revenues arise from transactions that are completed under contracts with limited commodity price exposure, and we elect the normal purchases and normal sales exemption on all such transactions for accounting purposes. The ETG System receives a market price per barrel on our revenue from natural gas condensate liquids. Natural gas and condensate revenues and the associated purchases and expenses are reported on a gross basis within our statement of operations. The cost of natural gas purchased from third parties is reported as a component of operating costs and expenses.
Secondarily, the ETG System earns gathering services and other fee revenues from the transportation, gathering, processing, and treating of natural gas. These gathering services and other fees are generally provided on a fixed fee basis per unit based on the volumes (Mcf) or heating content (MMbtu) of natural gas.
Revenue from all services and activities is recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured.
The ETG System has a natural gas gathering agreement with a customer that provides for a minimum revenue commitment (“MRC”). Under the MRC, our customer agrees to pay a minimum monetary amount over certain periods during the term of the MRC. The customer must make a deficiency payment to us at the end of the contract year if its actual revenues are less than its MRC for that year. The customer is entitled to utilize the deficiency payments to offset gathering fees in the following periods to the extent that such customer’s revenues in the following periods exceed its MRC for that period. This contract provision ranges for the entire duration of the gas gathering agreement, which is ten years. We record customer billings for obligations under the

MRC (solely with respect to this natural gas gathering agreement) as deferred revenue when the customer has the right to utilize deficiency payments to offset gathering fees in subsequent periods. We recognize deferred revenue under this arrangement as revenue once all contingencies or potential performance obligations associated with the related revenues have either (i) been satisfied through the gathering of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the natural gas gathering agreement. We classify deferred revenue as noncurrent where the expiration of the customer’s right to utilize deficiency payments is greater than one year. As of June 30, 2015 and December 31, 2014, deferred revenue under the MRC agreement was $11.6 million and $5.4 million, respectively, and is included within other long term liabilities. No deferred revenue amounts under these arrangements were recognized as revenue during the year ended December 31, 2014.
Income Taxes
No provision for federal or state income taxes is included in the ETG System Carve‑out Financial Statements as such income is taxable directly to the partners owning the ETG System. Each partner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each partner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.
The ETG System is subject to the Texas gross margin tax. The taxes owed in respect of the ETG System are reflected in the ETG System’s parent’s consolidated Texas franchise tax return. The current tax liability is assessed based on the gross revenue apportioned to Texas. Differences in amounts included in the determination of taxable gross margin for book and tax purposes result in deferred tax assets and liabilities. As of June 30, 2015, the ETG system had an asset of $0.2 million for deferred taxes. There were no deferred tax amounts incurred or recorded as of December 31, 2014.
Uncertain Tax Positions
The tax positions taken or expected to be taken in the course of preparing the financial statements are evaluated to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. Management believes that there are no uncertain tax positions for the ETG System Carve‑out Financial Statements.
Environmental Liabilities
The operations of the ETG System are subject to various federal, state, and local laws and regulations relating to the protection of the environment. Although the Company believes that it is in compliance with applicable environmental regulations, the risk of costs and liabilities are inherent in pipeline ownership and operation, and there can be no assurances that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.
The ETG System’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Commitments and Contingencies
The carve‑out financial results of the ETG System may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. There are no material commitments and contingencies as of June 30, 2015 and December 31, 2014 associated with the ETG System.
Parent Company Net Investment
Azure Holdings net investment in the operations of the ETG System is presented as parent company net investment in the ETG System Carve‑out Financial Statements. Parent company net investment represents the accumulated net earnings of the operations and the accumulated net contributions from Azure Holdings. Net contributions from Azure Holdings as of June 30, 2015 and December 31, 2014 were primarily comprised of intercompany operations and maintenance expense, cash clearing and other financing activities, and debt and general and administrative costs allocations to the ETG System.
Recent Accounting Pronouncements
Accounting standard‑setting organizations frequently issue new or revised accounting rules and pronouncements. We regularly review new accounting rules and pronouncements to determine their impact, if any, on our financial statements.
In May 2014, the Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) jointly issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under GAAP and International Financial Reporting Standards (“IFRS”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In July 2015, the FASB voted to approve a one-year deferral of the effective date for the new revenue standard, making the requirements of the standard effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. The adoption could have a significant impact on the ETG System financial statements, however management of the ETG System is currently unable to quantify the impact.
There are currently no other recent pronouncements that have been issued that the Company believes will materially affect its financial statements.

(3)	Accounts Receivable and Concentration of Credit Risk
The ETG System primary markets are in the North Louisiana and East Texas natural gas supply basins, and it delivers natural gas to major intrastate and interstate pipelines in these regions. The ETG System has a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and condensate. These concentrations may affect overall credit risk in that these customers may be affected similarly by changes in the economic, regulatory, environmental or other factors. The ETG System analyzes its customers’ historical financial and operational information before extending credit.
The ETG System had three customers that individually represented greater than 10% of total operating revenues during the period ended June 30, 2015. Company A, Company B, and Company C, each represented 34%, 27%, and 14% of total operating revenues, respectively. Further, the ETG System had four customers that individually represented greater than 10% of total operating revenues for the six months ended June 30,

2014. Company A, Company B, Company C and Company D each represented 20%, 24%, 12%, and 25%, respectively.
For the period ended June 30, 2015, Company A, Company B and Company C represented 23%, 32% and 15%, respectively, of the ETG System accounts receivable. Further, as of December 31, 2014, Company A, Company B, and Company C represented 25%, 32%, and 15%, respectively, of the ETG System accounts receivable.

(4)	Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following as of each respective period:

		Azure ETG System
	Estimated useful life (yrs)	June 30, 2015	December 31, 2014
Pipelines	45	$72,739	$72,728
Gas processing and compression facilities	20	18,086	18,086
Other depreciable assets	5-15	101	—
Total property, plant and equipment		90,926	90,814
Accumulated depreciation		(4,205)	(2,908)
Total		86,721	87,906
Construction in progress		254	14
Land and other		619	619
Property, plant and equipment, net		$87,594	$88,539
Depreciation is provided using the straight‑line method based on the estimated useful life of each asset. Depreciation expense recognized by the ETG System for the six month periods ended June 30, 2015 and June 30, 2014 remained unchanged at $1.3 million.
Long-Lived Asset Impairments
The ETG System had no impairments during the six month periods ended June 30, 2015 and 2014.

(5)	Long-Term Debt
Azure Credit Agreement
On November 15, 2013, Azure closed on a $550.0 million Senior Secured Term Loan B (“TLB”) maturing November 15, 2018, and a $50.0 million Senior Secured Revolving Credit Facility (“Revolver” and collectively with the TLB, the “Azure Credit Agreement”) with a maturity of November 15, 2017. Borrowings under the Azure Credit Agreement are unconditionally guaranteed, jointly and severally, by all of the Azure Holdings’ subsidiaries, including the ETG System, and are collateralized by first priority liens on substantially all of existing and subsequently acquired assets and equity.
Under the TLB, borrowings bear interest at Azure’s option of either the (i) monthly Eurodollar Rate, which is the British Bankers Association London Inter Bank Offered Rate and cannot be less than 1% per year or (ii) the Alternative Base Rate (“ABR”), which is the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate; plus 0.5% or (c) the 30‑day Eurodollar Rate; plus 1.0%; plus the applicable Eurodollar margin or the ABR margin which is 5.5% and 4.5%, respectively. Azure elected the Eurodollar Rate and Eurodollar margin for the TLB for the year ending December 31, 2014 and the period from November 15, 2013 to December 31, 2013. For the Revolver, borrowings bear interest under the same terms as the TLB and the applicable Eurodollar margin and ABR margin vary quarterly based on Azure Holdings’ consolidated leverage ratio. The weighted average interest rate for the six months ended June 30, 2015 was 7.2% and the year ended December 31, 2014 was 6.5%. Total outstanding borrowings associated with the Azure Credit Agreement were $399.0 million and $522.5 million as of June 30, 2015 and December 31, 2014, respectively, of which $27.5 million is due within one year. As of June 30, 2015 and December 31 2014, all outstanding borrowings were associated with the TLB and there were no outstanding borrowings under the Revolver during either period.
In September 2014, Azure Holdings and Azure entered into the first amendment to the Azure Credit Agreement (the “First Amendment”). Among other things, the First Amendment reduced borrowing capacity under the Revolver from $50.0 million to $40.0 million and provided for more favorable financial condition covenants. A loss on the extinguishment of debt in the amount of $0.3 million was recognized by Azure Holdings as a result of the First Amendment, and a portion, $0.1 million, of the loss on the extinguishment of debt has been allocated to the ETG System and is included within interest expense.
ETG System Long-Term Debt and Related Expenses Allocation
The Azure Credit Agreement served as the sole borrowing agreement applicable for the ETG System during the periods presented. In addition, substantially all of Azure Holdings’ subsidiaries, including the ETG System, served as guarantors and pledgers with respect to the Azure Credit Agreement.
The ETG System’s long‑term debt and related expense balances represent an allocation of its proportionate share of the Azure Midstream Holdings’ consolidated long‑term debt as of and for all periods presented. Substantially all of the ETG System capital expenditures, including amounts used to fund a portion of the Acquisition, were financed by the Azure Credit Agreement during these respective periods. As a result, the long‑term debt and related expense balances presented within the ETG System Carve‑out Financial Statements represent the ETG System’s proportionate share using the proportional book value of the ETG System assets as a percentage of total assets financed by the Azure Credit Agreement. The debt allocated to the ETG System as of June 30, 2015 and December 31, 2014 was $52.3 million and $57.0 million, respectively.
In connection with entering into the Azure Credit Agreement, Azure incurred financing costs. These deferred financing costs were being amortized to interest expense over the term of the loan. Applying the same allocation methodology as the long‑term debt balances, the ETG System’s deferred finance costs as of June 30, 2015 and December 31, 2014 were $1.8 million for both periods. Amortization expense associated with these deferred finance costs was $0.3 million and $0.2 million for the periods ended June 30, 2015 and June 30, 2014.
Subsequent to February 27, 2015, the allocation of debt, interest and related deferred financing costs increased proportionately as a percentage of remaining collateral due to the sale of Azure Legacy and its related release of collateral by Azure. The increase in the allocation of debt, interest and deferred financing cost has been separately identified as a non-cash impact to the net parent investment in Note 9.
The estimated remaining principal payments associated with the Azure Credit Agreement that will be allocated to the ETG System are $3.0 million for the fiscal years 2015, 2016 and 2017, and the remaining principal balance due upon maturity in 2018.
The ETG System’s interest expense has also been calculated in a similar allocation methodology as long‑term debt.

(6)	Lease Obligations
The ETG System leases treating equipment and these leases are accounted for as operating leases. Total rent expense for operating leases, including those with terms of less than one year, was $1.3 million and $1.2 million for six months ended June 30, 2015 and six months ended June 30, 2014, respectively.
The following table is a schedule of future minimum lease payments for leases that had initial or non-cancelable lease terms in excess of one year as of June 30, 2015.

Amount
Year	(in thousands)
2015	$1,265
2016	1,174
2017	139
2018	139
2019	139
Thereafter	221
Total rent payments	$3,077

(7)	Commitments and Contingencies
Legal Matters
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, or from other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs related to any such contingencies are expensed as incurred. Accruals for estimated losses are adjusted as further information develops or as circumstances change. As of June 30, 2015 and December 31, 2014, the ETG System did not have an accrual related to contractual disputes.
During the six month periods ended June 30, 2015 and 2014, Azure Holdings and its subsidiaries have been a party to litigation arising from events occurring during the normal course of business. While we are unable to estimate the range of exposure, we believe that there is no significant exposure to the ETG System arising out of these matters. As of June 30, 2015 and December 31, 2014, the ETG System had no active litigation matters that management believes will have a material adverse impact on its results of operations, financial condition or cash flows.
Regulatory Compliance
In the ordinary course of business, the ETG System is subject to various laws and regulations. In the opinion of management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.
Commitments
The ETG System and certain related parties were co‑guarantors of the Azure Credit Agreement as of June 30, 2015 and December 31, 2014. The amounts outstanding under the Azure Credit Agreement were $399.0 million and $522.5 million as of June 30, 2015 and December 31, 2014, respectively.

(8)	Related Party Transactions
EXCO and BG are considered related parties of the ETG System for financial reporting purposes as a result of their combined 7% ownership interest in Azure Holdings. The ETG System also provides services to an affiliate of Tenaska Capital Management, which is also considered a related party. For the six month periods ended June 30, 2015 and 2014, the ETG System recorded revenues from these affiliates in the amount of $0.1 million and $2.4 million, respectively. For the period ended June 30, 2015, accounts receivable from these affiliates were immaterial, with no outstanding balance as of December 31, 2014.
Allocated Expenses
Substantially all of the ETG System’s senior management is employed by Azure Holdings, and certain functions critical to the ETG System’s operations are centralized and managed by Azure Holdings. Additionally, the ETG System resides in office space provided by Azure Holdings. As a result, 14.8% of the total consolidated Azure Holdings’ general and administrative expenses have been allocated to the ETG System for the periods presented. The ETG System allocated general and administrative expenses from Azure were $0.9 million and $0.7 million for the six month periods ended June 30, 2015 and 2014, respectively. In addition, the ETG System allocated transaction costs, which are included in other expense, were $1.6 million for the six months ended June 30, 2015. The ETG System allocated operating expense labor from Azure were $0.5 million and $0.6 million for the six month periods ended June 30, 2015 and 2014, respectively.
This allocation represents management’s best estimate of the general and administrative expenses and operating expense labor incurred on behalf of the ETG System and was determined after consideration of multiple operating metrics, including dedicated operating personnel, pipeline mileage and system throughput as a percentage of each total consolidated Azure’s operating metric. Management of the ETG System and Azure believe these allocations reasonably reflect the utilization of services provided and benefits received. The allocated costs are included within general and administrative expense and operating expense of the statements of operations.
See notes 2 and 5 for a discussion of long‑term debt and interest allocated from Azure.
(9)    Supplemental Footnote Information

	Period ended June 30, 2015	Period ended June 30, 2014
Supplemental schedule of non-cash investing and financing activities:
Non-cash capital expenditures included in accounts payable and
accrued liabilities	$84	$—
Non-cash impact of debt and interest allocation change to net parent investment	$1,353	$—

(10)	Subsequent Events
On August 6, 2015, the Azure Midstream Partners (the “Partnership”) announced it has acquired 100% of the equity interests of the entity that owns the ETG System for total cash consideration of $83.0 million, subject to customary purchase price adjustments. This acquisition financed with an $80.0 million draw from the Partnership’s credit agreement and the issuance of 255,319 common units representing limited partner interests in the Partnership to the general partner of the Partnership on behalf of Azure. The assets of the ETG System include certain natural gas gathering pipelines located in Nacogdoches and Shelby Counties in Texas. This acquisition was effective as of July 1, 2015 and the Partnership's financial results will retrospectively include the financial results attributable to the acquired gas gathering pipelines for all periods beginning July 1, 2015.

TPF II EAST TEXAS GATHERING, LLC
Financial Statements
November 14, 2013 and December 31, 2012
(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report
The Member
TPF II East Texas Gathering, LLC:
We have audited the accompanying financial statements of TPF II East Texas Gathering, LLC (a Delaware limited liability company) (the Company), which comprise the balance sheets as of November 14, 2013 and December 31, 2012, and the related statements of operations, member’s equity, and cash flows for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TPF II East Texas Gathering, LLC as of November 14, 2013 and December 31, 2012, and the results of its operations and its cash flows for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, in accordance with U.S. generally accepted accounting principles.
Emphasis of Matter
As discussed in note 1 to the financial statements, on November 15, 2013, TPF II East Texas Holdings, LLC, the parent entity to the Company, sold 100% of its ownership in the Company to Azure Midstream Holdings LLC.
Omaha, Nebraska
April 24, 2014

TPF II EAST TEXAS GATHERING, LLC
Balance Sheets
November 14, 2013 and December 31, 2012

Assets	November 14, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$15,204,269	$7,898,968
Accounts receivable	3,122,778	3,374,334
Prepaid expenses and other	450,514	456,244
Total current assets	18,777,561	11,729,546

Property, plant and equipment:
Land and right of way	12,438,371	47,346,652
Gas gathering system	72,919,232	323,238,061
Construction in progress	4,497,109	2,700,191
Other	228,628	215,005
	90,083,340	373,499,909
Less accumulated depreciation	—	(34,403,984)
Total property, plant and equipment, net	90,083,340	339,095,925

Other assets:
Contract costs, net	201,136	864,030
Deferred finance charges, net	408,178	536,959
Other assets	1,454,486	1,573,465
Total other assets	2,063,800	2,974,454
Total assets	$110,924,701	$353,799,925

Liabilities and Member's Equity
Current liabilities:
Accounts payable and accrued expenses	$5,207,286	$5,291,246
Notes payable	15,000,000	—
Other liabilities	42,365	71,400
Total current liabilities	20,249,651	5,362,646

Long-term liabilities:
Notes payable	—	45,000,000
Other liabilities, net of current portion	411,368	411,368
Total liabilities	20,661,019	50,774,014

Commitments and contingencies (notes 5 and 7)

Member's equity	90,263,682	303,025,911
Total liabilities and member's equity	$110,924,701	$353,799,925

See accompanying notes to financial statements.

TPF II EAST TEXAS GATHERING, LLC
Statements of Operations
Period from January 1, 2013 to November 14, 2013 and December 31, 2012

	2013	2012
Revenue:
Gathering	$8,570,688	$16,989,511
Treating	5,610,157	11,978,945
Other	372,545	2,252,468
Total revenue	14,553,390	31,220,924

Operating expenses:
Cost of sales	253,096	1,330,583
Operation and maintenance expense	7,321,551	10,134,078
Depreciation	14,923,080	16,897,385
Impairment of long-lived assets	237,477,930	—
Management fees and expenses	3,094,873	4,441,565
Taxes other than income taxes	2,066,018	2,006,608
Amortization	98,157	112,700
Total operating expenses	265,234,705	34,922,919
Net operating loss	(250,681,315)	(3,701,995)

Other income (expense):
Interest income	6,685	15,894
Interest expense	(961,056)	(1,764,204)
Amortization of deferred finance charges	(128,781)	(150,632)
Other	2,238	(440,881)
Total other expense	(1,080,914)	(2,339,823)
Net loss	$(251,762,229)	$(6,041,818)

See accompanying notes to financial statements.

TPF II EAST TEXAS GATHERING, LLC
Statements of Member's Equity
Period from January 1, 2013 to November 14, 2013 and December 31, 2012

Balance, December 31, 2011	$309,067,729
Net loss	(6,041,818)
Balance, December 31, 2012	303,025,911

Equity contributions	39,000,000
Net loss	(251,762,229)
Balance, November 14, 2013	$90,263,682

See accompanying notes to financial statements.

TPF II EAST TEXAS GATHERING, LLC
Statements of Cash Flows
Period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012

	2013	2012
Cash flows from operating activities:
Net loss	$(251,762,229)	$(6,041,818)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	15,021,237	17,010,085
Amortization of deferred finance charges	128,781	150,632
Impairment of long-lived assets	237,477,930	—
Decrease in accounts receivable	251,556	5,240,468
Decrease in prepaid expenses and other	5,730	13,299
Increase (decrease) in accounts payable and accrued expenses	1,015,155	(1,688,918)
Increase (decrease) in other liabilities	(29,035)	450,835
Net cash from operating activities	2,109,125	15,134,583

Cash flows from investing activities:
Capital expenditures	(3,922,803)	(11,678,995)
Other assets	118,979	(1,573,465)
Net cash from investing activities	(3,803,824)	(13,252,460)

Cash flows from financing activities:
Equity contributions	39,000,000	—
Payments on notes payable	(30,000,000)	(5,000,000)
Net cash from financing activities	9,000,000	(5,000,000)
Net increase (decrease) in cash and cash equivalents	7,305,301	(3,117,877)

Cash and cash equivalents, beginning of period	7,898,968	11,016,845
Cash and cash equivalents, end of period	$15,204,269	$7,898,968

Supplemental disclosures of cash and non-cash flow information:
Cash paid for interest	$1,101,917	$1,719,389
Non-cash additions to property, plant and equipment	$517,946	$1,617,061

See accompanying notes to financial statements.

TPF II EAST TEXAS GATHERING, LLC
Notes to Financial Statements
November 14, 2013 and December 31, 2012

Summary of Significant Accounting Policies

(a)	Organization
TPF II East Texas Gathering, LLC (the Company) was formed to construct and own a natural gas gathering system (the Gathering System). The Gathering System was constructed and became operational during the year ended December 31, 2010 and is designed to transport and treat natural gas from Haynesville Shale, Bossier Shale, and James Lime production. The Company is wholly owned by TPF II East Texas Holdings, LLC (Holdings).
On October 16, 2013, Holdings entered into an agreement to sell 100% of its ownership in the Company to Azure Midstream Holdings LLC (Azure). The transaction closed on November 15, 2013. The accompanying financial statements have not been remeasured at fair value under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, as a result of this transaction.
The Company has no employees and does not anticipate having any employees in the future. Pursuant to an agreement with an affiliate (see note 2), the affiliate will operate and maintain the Gathering System. The direct labor personnel and the operations management for the Gathering System are employees of the affiliate. Management and supervision of the Company’s operations and preparation and maintenance of the financial and other records of the Company are also the responsibility of the affiliate.

(b)	Revenue Recognition
The Company earns a fee based on volumes of natural gas transported and treated through its Gathering System. The Company also buys natural gas from its gathering customers, transports and treats it, and then sells the natural gas to third parties. Natural gas sales and purchases are recorded net in the accompanying statements of operations. Revenue is recognized in the period gas is delivered and services are provided.
The Company sells natural gas to an affiliate, Tenaska Marketing Ventures (TMV). Gross natural gas sales to TMV were $2,754,316 and $10,335,979 for the period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012, respectively. As of November 14, 2013 and December 31, 2012, the Company had a receivable from TMV of $404,175 and $0, respectively.

(c)	Accounts Receivable
Accounts receivable are recorded at amounts billed to customers. An allowance for doubtful accounts is recorded based on an assessment of the collectibility of billed amounts. As of November 14, 2013 and December 31, 2012, the Company determined that no allowance for doubtful accounts was necessary.

(d)	Prepaid Expenses
The Company has prepaid for builders risk, property damage, and excess liability policies. These prepayments are being amortized on a straight‑line basis over the term of the contracts or policies.

(e)	Gas Imbalances
The Company records gas imbalances due to or due from interconnecting pipelines and its customers resulting from the difference between customer nominations and actual gas receipts from, and gas deliveries to, its customers and interconnecting pipelines under various operational balancing agreements. Gas imbalances are either settled in cash or made up in kind. Gas imbalances are recorded

TPF II EAST TEXAS GATHERING, LLC
Notes to Financial Statements
November 14, 2013 and December 31, 2012

based on current market prices or their contractually stipulated rate. As of November 14, 2013 and December 31, 2012, the Company’s gas imbalance receivable was $0 and $140,638, respectively, and is recorded in prepaid expenses and other in the accompanying balance sheets. As of November 14, 2013 and December 31, 2012, the Company’s gas imbalance payable was $42,365 and $71,400, respectively, and is recorded in other liabilities in the accompanying balance sheets.

(f)	Property, Plant, and Equipment
Property, plant, and equipment are recorded at historical cost of construction, net of accumulated depreciation. The costs of maintenance and repairs are expensed when incurred. Expenditures to extend the useful life or expand the capacity of the existing assets are capitalized. During the period from January 1, 2013 to November 14, 2013, the Company recorded an impairment charge of $236,913,193 associated with its property, plant, and equipment (see note 6). Depreciation on plant and equipment is recorded using the straight‑line method over the following useful lives:

Gas gathering system	15-20 years
Other plant and equipment	3-20 years
Natural gas used to maintain pipeline minimum pressures, known as cushion gas, is capitalized and classified as property, plant, and equipment. The Company’s cushion gas is recoverable and as a result, not depreciated as part of the Gathering System.
As of November 14, 2013 and December 31, 2012, the construction in progress consists of costs incurred in the ongoing construction of the Gathering System. Accordingly, no depreciation expense was recorded for these costs.
The Company has various asset retirement obligations to remove or modify certain components of the Gathering System upon its retirement or abandonment. The Company cannot currently reasonably estimate the fair value of these obligations. An asset retirement obligation, if any, will be recognized when sufficient information exists to reasonably estimate the fair value of the obligation.

(g)	Contract Costs
The Company incurred direct costs associated with entering into contracts to transport and treat natural gas. These costs were capitalized and are being amortized to expense over the terms of the respective contracts using the straight‑line method. As of November 14, 2013 and December 31, 2012, accumulated amortization was $0 and $259,378, respectively. During the period from January 1, 2013 to November 14, 2013, the Company recorded an impairment charge of $564,737 associated with its contract costs (see note 6).

(h)	Income Taxes
The Company has no liability for federal income taxes. Income is taxed to Holdings based on the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the accompanying financial statements.
The Company recognizes the effect of income tax positions only if these positions are more‑likely than‑not of being sustained. Additionally, for tax positions meeting this more‑likely‑than‑not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50% probability of being realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

TPF II EAST TEXAS GATHERING, LLC
Notes to Financial Statements
November 14, 2013 and December 31, 2012

(i)	Impairment of Long‑Lived Assets
Long‑lived assets, such as property, plant, and equipment, and contract costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset to be tested for impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long‑lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. During the period from January 1, 2013 to November 14, 2013, the Company recorded an impairment charge of $237,477,930 associated with its long‑lived assets (see note 6).

(j)	Fair Value Measurements
In accordance with U.S. generally accepted accounting principles (U.S. GAAP), investments measured and reported at fair value are classified and disclosed in one of the following categories:
Level 1 – Unadjusted quoted prices available in active markets that are accessible at the measurement date for identical unrestricted assets and liabilities. This level primarily consists of financial instruments such as exchange‑traded securities and listed derivatives.
Level 2 – Pricing inputs include quoted prices for identical or similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 – Pricing inputs include those that are generally less observable or unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local markets conditions, and current and projected operating performance. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Company considers various factors specific to the investment. A review of the fair value hierarchy classification is conducted at each fiscal year end reporting date.
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As of November 14, 2013 and December 31, 2012, the carrying amount approximates fair value for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable. The Company used Level 3 inputs in connection with its long‑lived asset impairment analysis (see note 6).

(k)	Risks and Uncertainties
The Company is subject to several risks including, but not limited to, risks associated with the nature of and reliance on long‑term contractual obligations with various third parties, the ability to operate

TPF II EAST TEXAS GATHERING, LLC
Notes to Financial Statements
November 14, 2013 and December 31, 2012

the Gathering System in order to meet long‑term contractual obligations, regulatory risks, and other uncertainties in the midstream natural gas industry.

(l)	Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Transactions with Affiliates
The Company has an agreement with an affiliate, TPF Gas Services, LLC (TPF Gas Services), under which TPF Gas Services provides the day‑to‑day management of the affairs of the Company, services for the operation and maintenance of the Gathering System, and preparation and maintenance of the financial and other records and books of account of the Company. During the period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012, billings from TPF Gas Services to the Company were $4,093,334 and $5,852,571, respectively. As of November 14, 2013 and December 31, 2012, the Company had a payable to TPF Gas Services of $319,010 and $25,676, respectively.
The Company had an Operational Services Agreement with an affiliate, TPF Project Services, LLC (Project Services), which terminated effective May 1, 2013. Project Services provided operational and administrative support services to the Company such as engineering and environmental consulting and project management services. During the period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012, billings from Project Services to the Company were $111,805 and $447,783, respectively. As of November 14, 2013 and December 31, 2012, the Company had a payable to Project Services of $0 and $133,655, respectively.

(3)	Concentration Risk
The Company’s customers are comprised of primarily investment grade entities. As of November 14, 2013, four customers accounted for approximately 89% of total accounts receivable, and as of December 31, 2012, three customers accounted for approximately 93% of total accounts receivable. For the period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012, three customers accounted for approximately 76% and 83%, respectively, of total gathering and treating revenue.

(4)	Notes Payable
The Company entered into a credit agreement on August 11, 2011. The credit agreement includes a $50,000,000 commitment for notes payable and letters of credit. As of November 14, 2013 and December 31, 2012, the Company had outstanding notes payable of $15,000,000 and $45,000,000, respectively. The credit agreement terminates on August 11, 2016.
The borrowings have variable interest rates based on a LIBOR loan rate plus an applicable margin. As of November 14, 2013 and December 31, 2012, the weighted average interest rate of the borrowings was 3.23% and 3.30%, respectively. Interest expense for the period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012 was $961,056 and $1,764,174, respectively.
The credit agreement contains various restrictive covenants with which the Company must comply, including leverage and interest coverage ratios. As of November 14, 2013 and December 31, 2012, the Company was in compliance with all financial covenants. The credit agreement also provides for a first security interest in substantially all of the assets of the Company.

TPF II EAST TEXAS GATHERING, LLC
Notes to Financial Statements
November 14, 2013 and December 31, 2012

(5)	Leases
The Company has operating leases for treatment and compression plant equipment that expire over the next three years. The leases contain one‑month renewal period provisions. Future minimum lease payments for the leases are as follows:

2013	$158,540
2014	2,505,099
2015	2,391,699
2016	980,950
$6,036,288
Rent expense for the period from January 1, 2013 to November 14, 2013 and year ended December 31, 2012 related to these leases was $2,237,887 and $2,643,720, respectively.

(6)	Impairment Charge
Management reviews long‑lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. On October 16, 2013, Holdings entered into an agreement to sell 100% of its interests in the Company (the Transaction). The Transaction, along with decreases in volume and natural gas prices, triggered the performance of an impairment analysis and an undiscounted cash flow analysis indicated potential impairment. The Company developed a fair value estimate of long‑lived assets and compared the carrying amounts of land, gas gathering system, and contract costs to their estimated fair value. This resulted in an impairment charge of $237,477,930 on the statement of operations for the period from January 1, 2013 to November 14, 2013. The impairment was allocated to long‑lived assets and reduced the gross carrying amount of long‑lived assets and their related accumulated depreciation and amortization. No impairment charges were recorded during the year ended December 31, 2012.
The fair value measurement was primarily based on the value assigned to the Company in the Transaction and was supported by a discounted cash flow analysis that included the following significant inputs: discount rate, terminal multiple, and projections of revenues and expenses. These inputs are considered Level 3 inputs in the fair value hierarchy (see note 1(j)).

(7)	Commitments and Contingencies
The Company may be involved from time to time in certain regulatory matters, claims, and pending litigation arising in the normal course of business. The Company’s management believes the ultimate resolution of these matters, if applicable, will not have an adverse material effect on the financial condition of the Company.

(8)	Subsequent Events
On November 15, 2013, Holdings completed the sale of the Company to Azure, repaid the outstanding balance of notes payable, and terminated the credit agreement, and changed its name to Azure ETG LLC.
The Company has performed an evaluation of subsequent events through April 24, 2014, the date the financial statements were available to be issued. Based on the Company’s evaluation, no other material events have occurred requiring disclosure.